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                                                                     EXHIBIT 5.1

June 3, 1998

HOLLIS-EDEN PHARMACEUTICALS, INC.
9333 Genesee Avenue, Suite 110
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by HOLLIS-EDEN PHARMACEUTICALS, INC. (the "Company") of a Form S-3 Registration Statement (the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration of an aggregate of 2,760,690 shares of the Company's Common Stock, $.01 par value, by certain selling stockholders, including 998,646 shares of Common Stock (the "Shares"), 1,422,142 shares of Common Stock (the "Warrant Shares") issuable upon the exercise of certain warrants (the "Warrants") (and in certain cases upon the exercise of underlying units and warrants) and 339,902 shares of Common Stock (the "Conversion Shares") issuable upon conversion of the Company's outstanding 5% Series A Convertible Preferred Stock (the "Preferred Stock").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and Bylaws, the Certificate of Designation of the 5% Series A Convertible Preferred Stock (the "Certificate of Designation"), the Warrants and related agreements and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion
(i) that the Shares are validly issued, fully paid and nonassessable, (ii) that the Warrant Shares, when issued and sold in accordance with the terms of the Warrants (and in accordance with the terms of the underlying units and warrants and related agreements, where applicable,) will be validly issued, fully paid and nonassessable and (iii) that the Conversion Shares, when issued upon conversion of the Preferred Stock as provided for in the Certificate of Designation, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/S/ M. WAINWRIGHT FISHBURN, JR.

M. Wainwright Fishburn, Jr.